UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2005

WENDY'S INTERNATIONAL, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-08116	31-0785108
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4288 West Dublin-Granville Road, Dublin, Ohio		43017
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614-764-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 23, 2005, the Compensation Committee (the "Committee") of the Company’s Board of Directors took the following actions with respect to the incentive compensation programs applicable to executive officers of the Company and awards of performance shares under the Company’s 2003 Stock Incentive Plan (the "2003 Plan").

The Company has two bonus plans which apply to executive officers, the Senior Executive Annual Performance Plan (the "Senior Executive Plan") and the Executive Annual Performance Plan (the "Executive Plan"). The Committee designated John T. Schuessler, Chairman of the Board, Chief Executive Officer and President, Kerrii B. Anderson, Executive Vice President and Chief Financial Officer, and Thomas J. Mueller, President and Chief Operating Officer – North America, as participants in the Senior Executive Plan for fiscal 2005. In addition, the Committee determined that the incentive award opportunities to those participants under the Senior Executive Plan will be based on the extent to which the Company meets or exceeds specified earnings per share and return on asset goals for fiscal 2005, excluding the impact of changes in accounting standards or interpretations, or tax laws, that affect the Company’s results of operations in fiscal 2005 but which were not announced as of March 23, 2005. A part of Mr. Mueller’s incentive award opportunity will also be based on the extent to which the Wendy’s North American income goal for the year is met or exceeded, subject to the same exclusion.

Under the Executive Plan, the Committee establishes performance objectives and Mr. Schuessler determines the participants, the individual award opportunities for those participants, and the allocation of performance objectives between overall corporate results and business unit results in consultation with the Committee. The Committee determined that the incentive award opportunities to participants under the Executive Plan will be based on the extent to which the Company meets or exceeds specified earnings per share and return on assets goals for fiscal 2005, excluding the impact of changes in accounting standards or interpretations, or tax laws, that affect the Company’s results of operations in fiscal 2005 but which were not announced as of March 23, 2005. Each of the Company’s executive officers, other than Messrs. Schuessler and Mueller, and Mrs. Anderson, will be participants under the Executive Plan for fiscal 2005. For certain executive officers, part of the incentive award opportunity will also be based on the extent to which the Wendy’s North America income goal for the year is met or exceeded, subject to the same exclusion.

The Committee also awarded performance shares under the 2003 Plan to Messrs. Schuessler and Mueller, and Mrs. Anderson in the following amounts: Mr. Schuessler, 95,000; Mrs. Anderson, 34,000; and Mr. Mueller, 29,000. The performance shares will be settled in restricted shares on May 1, 2006, provided the Company reports positive diluted earnings per share for fiscal 2005. The number of restricted shares issued in settlement will be between 80% and 120% of the number of performance shares awarded and will be determined based on the Company’s earnings per share in 2005 and the Company’s three-year average total shareholder return through fiscal 2005 relative to the Standard & Poor’s 500 Index. Once the restricted shares are issued, the restrictions with respect to 25% of such shares will lapse on May 1, 2007. Restrictions will lapse on an additional 25% of such restricted shares on each successive May 1. If a grantee’s employment is terminated for any reason prior to May 1, 2006, all performance shares will be forfeited (and such grantee would not be entitled to settlement in restricted shares). Once restricted shares are issued, the dates that restrictions lapse would be accelerated if the Company is involved in certain change-in-control transactions as specified in the 2003 Plan. If a grantee’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted shares will be forfeited as of the date of such termination. If the grantee’s employment is terminated by reason of his or her death, disability or retirement, the restrictions will lapse as to all remaining restricted shares as of the date of such termination. Dividends on restricted shares, payable only as additional restricted shares, will be paid on all restricted shares outstanding as of the dividend payment date. Restrictions on additional shares issued under the dividend reinvestment provision lapse at the same time as the underlying shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WENDY'S INTERNATIONAL, INC.

March 29, 2005	By:	Kerrii B. Anderson

Name: Kerrii B. Anderson
Title: Executive Vice President & Chief Financial Officer